                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*




                      Championship Auto Racing Teams, Inc.
  -----------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, par value $.01 per share
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  158711 10 1
  -----------------------------------------------------------------------------
                                 (Cusip Number)

                                 March 9, 1998
  -----------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

[ ]  Rule13d-1(b)
[X]  Rule13d-(c)
[ ]  Rule13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                      (Continued on the following pages)

                               Page 1 of 6 pages

                                  SCHEDULE 13G

 CUSIP NO. 158711 10 1

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)                                         |
|     |                                                                                                   |
|     |        Team Rahal, Inc.         31-1438423                                                        |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (See Instructions)                    (a) [   ] |
|     |                                                                                             ----- |
|     |                                                                                         (b) [   ] |
|     |                                                                                            -----  |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |        United States                                                                              |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |       800,000 shares                                            |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |       N/A                                                       |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |       N/A                                                       |
|                               |-------|-----------------------------------------------------------------|
|             PERSON            |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                                                                 |
|              WITH             |       |       N/A                                                       |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |        800,000 shares                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES (See Instructions)                                                                   [   ] |
|     |        N/A                                                                                  ----- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     |        5.3%                                                                                       |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON* (See Instructions)                                                      |
|     |                                                                                                   |
|     |        CO                                                                                         |
-----------------------------------------------------------------------------------------------------------

                                  Page 2 of 6 pages

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON  D.C.  20549

                                  SCHEDULE 13G

                 Under the Securities and Exchange Act of 1934


ITEM 1 (A).  NAME OF ISSUER:

Championship Auto Racing Teams, Inc.
-----------------------------------------------------------------------------


ITEM 1 (B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

755 West Big Beaver Road, Suite 800
-----------------------------------------------------------------------------
Troy, Michigan 48084
-----------------------------------------------------------------------------


ITEM 2 (A).  NAME OF PERSON FILING:

Team Rahal, Inc.
-----------------------------------------------------------------------------


ITEM 2 (B).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

4601 Lyman Drive
-----------------------------------------------------------------------------
Hilliard, OH 43026
-----------------------------------------------------------------------------


ITEM 2 (C).  CITIZENSHIP:

United States
-----------------------------------------------------------------------------


ITEM 2 (D).  TITLE OF CLASS OF SECURITIES:

Common Stock, par value $0.1 per share
-----------------------------------------------------------------------------


ITEM 2 (E).  CUSIP NUMBER:

158711 10 1
-----------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d - 2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)     [  ] Broker or dealer registered under section 15 of the Act.

     (b)     [  ] Bank as defined in section 3(a)(6) of the Act.

     (c)     [  ] Insurance company as defined in section 3(a)(19) of the Act.

     (d)     [  ] Investment company registered under section 8 of the
                  Investment Company Act of 1940.

     (e)     [  ] An investment adviser in accordance with
                  section 240.13d-1(b)(1)(ii)(E);

-----------------------------------------------------------------------------

                                  Page 3 of 6 pages

         (f)  [  ]  An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);

         (g)  [  ]  A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii) (G);

         (h)  [  ]  A savings associations as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

         (i)  [  ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

         (j)  [  ]  Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Section 240.13d-1(c), check this box [ ].

         Not Applicable.
         ---------------

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:                                    800,000 shares

         (b)      Percent of class:                                             5.3%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote             800,000 shares

                  (ii)     Shared power to vote or to direct the vote               - 0 -

                  (iii)    Sole power to dispose or to direct the disposition of    - 0 -

                  (iv)     Shared power to dispose or to direct the disposition of  - 0 -

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

         Not Applicable
         ---------------


                                Page 4 of 6 pages

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         Not Applicable.
         ---------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

         Not Applicable.
         ---------------

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         If a group has filed this schedule pursuant to section
240.13d-1(b)(1)(ii)(J), so indicate under Item 3(h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to section 240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         Not Applicable.
         ---------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         Not Applicable.
         ---------------


                                Page 5 of 6 pages

ITEM 10.  CERTIFICATIONS.

         (a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):


         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         (b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    TEAM RAHAL, INC.



                                    By: /s/ ROBERT W. RAHAL
                                       ----------------------------------
                                            Robert W. Rahal, President


                                    Date:  March 31, 1998









                                Page 6 of 6 pages